Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT AND PLAN OF MERGER

This SECURITIES EXCHANGE AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made as of February 3, 2014, between UNIVERSAL RESOURCES, a Nevada corporation (formerly GLOBAL IMMUNE TECHNOLOGIES, INC., a Wyoming corporation), (the “Parent”), GIMU Acquisition, Inc., a Nevada corporation, a wholly owned subsidiary of Parent (the “Merger Sub”) and each of the individuals named below who are all of the shareholders of MEEKOM GOLD EXCHANGE and REFINERY CORP. LIMITED (the “Company”), a Solomon Islands Corporation and have executed this Agreement, (individually “Shareholder” and collectively “Shareholders”).

BACKGROUND

The Company has one hundred thousand (100,000) shares of Common Stock, no par value issued and outstanding, 70,000 (70%) shares of which are owned by Shareholders as set forth on Exhibit A.  The Shareholders will transfer all of their shares in the Company to Parent in exchange, on a pro rata basis by the issuance of up to 22,098,380 shares of Convertible Voting Preferred Stock, $0.01 par value of Parent (the “Parent Preferred “Stock”).

The Exchange of Company shares for Parent Preferred Stock is intended to be a tax-free reorganization under Section (368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

The Board of Directors of Parent has determined that it is in the best interest of Parent to effectuate the Agreement and has recommended it to Parents shareholders who have approved the Agreement.

Subsequent to the consummation of the exchange, Merger Sub and the Company will prepare Articles of Conversion to be filed with the Nevada Secretary of State and the Company will become a Nevada corporation and will be a wholly-owned subsidiary of Parent.

ARTICLE I

The Exchange

SECTION 1.01.  The Exchange.  The Shareholders will transfer their respective shares in the Company to Parent in consideration for the issuance pro rata of the Parent Preferred Stock to each shareholder at the Closing as provided in Section 1.02 in accordance with the procedures hereinafter set forth in Section 1.05 (a).

SECTION 1.02  Closing.   The closing (“Closing”) of the consummation of the transactions contemplated by this Agreement (the “Transactions”) will take place on or before February 10, 2014 (the “Closing Date”), at such location to be determined by the Company and Parent, or such other date and time as the Parties may determine.

SECTION 1.03  Exchange Ratio.     Each shareholder of the Company will receive the number of shares determined his percentage in the Company multiplied by the total number of shares of Parent Preferred Stock to be issued by Parent.

SECTION 1.04  Appraisal Rights.    Company Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not agreed to exchange his shares in writing and who is entitled to demand and properly demands appraisal for such Company Shares in accordance with the NPCC (the “Dissenting Shares”) shall not be exchanged as provided in Section 1.05 unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal.  If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such Company Shares shall be treated as if they had been exchanged as of the Effective Time pursuant to section 1.01, without any interest therefor.  The Company shall give the Parent prompt notice of any demands received by the Company for appraisal of Company Shares, and the Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to such demands.  The Company shall not, except with the prior written consent of the Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 1.05  Delivery of Consideration.

(a) Exchange Procedures.  At the Effective Time, Parent will (i) deliver the Parent Preferred Stock in such amounts as set forth on Exhibit A, other than to those holders of Dissenting Shares not entitled thereto.  Upon (1) the submission of a Certificate to the Parent and a duly executed letter of transmittal (the “Letter of Transmittal”) by such Shareholder, which shall specify that risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Parent, and which shall be in the form and have such provisions as Parent  may reasonably specify.  If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by Shareholder claiming such Certificate to be lost, stolen, or destroyed and, if required by the Parent, the payment of any reasonable fees, and the posting by such Shareholder of a bond, in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Parent will issue in exchange for such lost, stolen, or destroyed Certificate, the applicable new Certificate to which the holder thereof is entitled pursuant to this Article I.

(b) No Liens.  At the Closing, the Shareholders shall sell, transfer, convey, assign, and deliver to the Parent all of the Company Shares free and clear of all Liens in exchange for the shares of the Parent Preferred Stock.

(c) No Further Ownership Rights in Company Shares.  The applicable Conversion Payment delivered upon surrender in exchange for Company Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares.  After the Effective Time there shall be no transfers on the stock transfer books of the Company of Company Shares issued prior thereto.  Upon the effectiveness of the Merger, all Company Shares issued prior thereto (other than Dissenting Shares) shall no longer be outstanding and shall cease to exist, and each Certificate previously representing any such shares shall represent only the right to receive the applicable Conversion Payment as described in Section 1.02 subject to the terms of this Agreement.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Parent for transfer, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by law.

(d) Withholding Rights.  Parent shall be entitled to deduct and withhold from the applicable Conversion Payment otherwise payable pursuant to this Agreement to any Shareholder immediately prior to the Effective Time, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law.  Any such withheld amounts shall be timely paid over to the appropriate Governmental Entity (as defined in Section 2.03).  To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to relevant Shareholder in respect of which such deduction and withholding was made by Parent.

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder hereby represents and warrants to the Parent, severally and not jointly, as follows:

SECTION 2.01.  Good Title.  The Shareholder is the record and beneficial owner, and has good and marketable title to his Company Shares, with the right and authority to sell and deliver such Company Shares to Parent as provided herein.  Such Shareholder owns his Company Shares free and clear of all any and all liens, claims, encumbrances, preemptive rights, right of first refusal, and adverse interests of any kind.  Upon registering of the Parent as the new owner of such Company Shares in the register of the Company, the Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities, and claims of any kind, voting trusts, agreements among Shareholders, and other encumbrances (collectively, “Liens”).  The Company Shares set forth are and will be at Closing, all of the Company Shares of the Company.

SECTION 2.02.  Power and Authority.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid, and binding obligation of each Shareholder, enforceable against such Shareholder in accordance with the terms hereof, subject to bankruptcy, insolvency, and similar laws of general applicability as to which the Shareholder is subject.  Each Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out such Shareholder’s obligations hereunder.

SECTION 2.03.  No Conflicts.  No consent, approval, or agreement of any individual or entity is required to be obtained by the Shareholder in connection with the execution and performance by such Shareholder of this Agreement or the execution and performance by the Shareholder of any agreements, instruments, or other obligations entered into in connection with this Agreement.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local, or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to such Shareholder; and (iii) will not violate or breach in any material respect any contractual obligation to which such Shareholder is a party.

SECTION 2.04.  No Finder’s Fee.  Such Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for paying.

SECTION 2.05.  Purchase Entirely for Own Account.  The Parent Preferred Stock proposed to be acquired by such Shareholder hereunder will be acquired for investment for his own accounts, and not with a view to immediately resell or distribute of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Preferred Stock except in compliance with applicable securities laws.

SECTION 2.06.  Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

SECTION 2.07.  Non-Registration. The Shareholder understands that neither the shares of Parent Preferred Stock nor the Common Stock to which it can be converted, have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.

SECTION 2.08.  Restricted Securities. The Shareholder understands that neither the Parent Preferred Stock or the Common Stock to which it can be converted, is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Preferred Stock would be acquired in a transaction not involving a public offering.  The Shareholder further acknowledges that if the Parent Preferred Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such Parent Preferred Stock or the Common Stock to which it can be converted, may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that he is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09.  Legends.  It is understood that the shares of Parent Preferred Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10.  Accredited Investor.  Such Shareholder is an “accredited investor”  within the meaning of Rule 501 under the Securities Act.

SECTION 2.11.  Shareholder Acknowledgment.  There is no judgment, decree, or order against the Shareholder that could prevent, enjoin, alter, or delay any of the Transactions contemplated by this Agreement.  The Shareholder is aware of the Company’s business affairs and financial condition and has reached an informed and knowledgeable decision to sell the Company Shares.  The Shareholder has access to and has reviewed the Parent’s filings with the Securities and Exchange Commission, at WWW.SEC.GOV, including the “Risk Factors” contained therein.

ARTICLE III

Representations and Warranties of the Company

The Company, and each shareholder severally and not jointly, represent and warrant to the Parent, except as set forth in a schedule (the “Company Disclosure Schedule”), as follows:

SECTION 3.01.  Organization, Standing, and Power.  The Company is duly incorporated or organized, validly existing, and in good standing under the laws of the Companies Act 2009 of the Solomon Islands and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations, and approvals necessary to enable it to own, lease, or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations, and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the financial position, assets, property, business or operations of the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the articles of organization and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”).

SECTION 3.02.  Capital Structure.  The authorized capital structure of the Company consists of 100,000 shares of common stock, no par value of which 100,000 shares are outstanding.  Other than the Company Shares, no other shares of the Company are issued, reserved for issuance, or outstanding. All outstanding shares of the Company are duly authorized, validly issued, fully paid, and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the applicable corporate laws of its state of incorporation, the Company Charter Documents, or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound.  There are no bonds, debentures, notes, or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”).  Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements, or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional Company Shares or other equity interests in, or any security convertible or exercisable for or exchangeable into any Company Shares or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the Company Shares of the Company.

SECTION 3.03.  Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, and similar laws of general applicability as to which the Company is subject.

SECTION 3.04.  No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise, or other instrument (a “Contract”) to which the Company is a party or by which any of its respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order, or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) There are no required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, and no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery, and performance of this Agreement or the consummation of the Transactions.

SECTION 3.05. Taxes.

(a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete, and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  All material Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b) If applicable, the Company has established an adequate reserve reflected on its financial statements for all material Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No material deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal, or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties, and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax return relating to Taxes.

SECTION 3.06.  Benefit Plans.  Except as set forth in the Company Disclosure Schedule, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company.  As of the date of this Agreement, except as set forth in the Company Disclosure Schedule, there are no employment, consulting, indemnification, severance, or termination agreements or arrangements between the Company and any current or former employee, officer, or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.07.  Litigation.  There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition), or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local, or foreign), stock market, stock exchange, or trading facility (“Action”) except for Actions that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor, to the Company’s knowledge, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.08.  Compliance with Applicable Laws.  To the best of its knowledge, the Company is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.09.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor, or other person is entitled to any broker, finder, or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10.  Contracts.  Except as disclosed in the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its Merger Subsidiaries taken as a whole.  The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company’s execution of this Agreement and the consummation of the Transactions contemplated herein would not violate any Contract to which the Company or any of its Merger Subsidiaries is a party nor will the execution of this Agreement or the consummation of the Transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Company or any Merger Subsidiary is a party except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.11.  Title to Properties.  Except as set forth in the Company Disclosure Schedule, the Company does not own any real property.  The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its business.  All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted.

SECTION 3.12.  Intellectual Property.  The Company owns, or is validly licensed or otherwise has the right to use, all intellectual property (the “Intellectual Property Rights”) which are material to the conduct of the business of the Company taken as a whole.  The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company taken as a whole.  No claims are pending or, to the knowledge of the Company, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right except for claims that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  To the knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right other than as to which the Company has the full right and power to bring action and to enforce such Intellectual Property Right, and receive the entirety of the proceeds thereof, by way of judgment, settlement, or otherwise, and no third-party has any such claims or rights.

SECTION 3.13.  Insurance.  Except as set forth on the Company Disclosure Schedule, the Company does not hold any insurance policy.

SECTION 3.14.  Transactions with Affiliates and Employees.  Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

SECTION 3.15.  Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its country of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Preferred Stock and the Shareholders’ ownership of the Parent Preferred Stock.

SECTION 3.16.  Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

SECTION 3.17.  ERISA Compliance; Excess Parachute Payments.  The Company does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Company.

SECTION 3.18.  No Additional Agreements.  The Company does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

SECTION 3.19.  Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.20. Absence of Certain Changes or Events.  Except in connection with the Transactions and as disclosed in the Company Disclosure Schedule, since August 6, 2013 the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition, or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company to or for the benefit of its employees, officers, or directors, or any shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption, or agreements to purchase or redeem any Company Shares, except for dividends or distributions made in the ordinary course of business;

(j) any issuance of equity securities to any officer, director, or affiliate; or

(k) any arrangement or commitment by the Company to do any of the things described in this Section.

SECTION 3.21.  Foreign Corrupt Practices.  Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee, or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.22.   Licenses and Permits.  The Company has obtained and maintains all federal, state, local, and foreign licenses, permits, consents, approvals, registrations, authorizations, and qualifications required to be maintained in connection with the operations of the Company as presently conducted and as proposed to be conducted except where the failure to hold such licenses, permits, consents or qualifications would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.  The Company is not in default under any material licenses, permits, consents, approvals, registrations, authorizations, and qualifications.

SECTION 3.23.   Environmental Laws.  The Company (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses, or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii), and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local, or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface, or subsurface strata), including, without limitation, laws relating to emissions, discharges, release, or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices, or notice letters, orders, permits, plans, or regulations issued, entered, promulgated, or approved thereunder.

SECTION 3.24.  Indebtedness.  Except as disclosed in the Company Disclosure Schedule,  the Company (i) does not have any outstanding Indebtedness (as defined below), (ii) isnot in violation of any term of or is in default under any contract, agreement, or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (iii) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Company Material Adverse Effect.    For purposes of this Agreement:  (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken, or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds, and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures, or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets, or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest, or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend, or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

ARTICLE IV

Representations and Warranties of the Parent

The Parent and Merger Sub represent and warrant as follows to the Shareholders and the Company that:

SECTION 4.01.  Organization, Standing and Power.  Each of the Parent and Merger Sub is [or will be at the Closing] duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations, and approvals necessary to enable it to own, lease, or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations, and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent or its subsidiaries, a material adverse effect on the ability of the Parent or Merger Sub to perform its obligations under this Agreement, or on the ability of the Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).  The Parent is duly qualified to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties make such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered to the Company true and complete copies of the Articles of Incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”, and together with the Parent Charter, the “Parent Charter Documents”).  Merger Sub has delivered to the Company true and complete copies of the Articles of Incorporation of the Merger Sub, as amended to the date of this Agreement (as so amended, the “Merger Sub Charter”), and the Bylaws of the Merger Sub, as amended to the date of this Agreement (as so amended, the “Merger Sub Bylaws”, and together with the Merger Sub Charter, the “Merger Sub Charter Documents”).

SECTION 4.02.  Merger Subsidiaries; Equity Interests.  Except for Merger Sub and as otherwise set forth in the Parent SEC Documents (as defined in Section 4.06), the Parent does not own, directly or indirectly, any capital stock, shareholder interest, partnership interest, joint venture interest, or other equity interest in any person.

SECTION 4.03.  Capital Structure.  The authorized capital stock of the Parent consists of 500 million shares of common stock,  $0.001 par value per share, and 50 million shares of preferred stock, par value $0.001 per share, of which (i) 220,983,800 shares of common stock are issued and outstanding (ii) no shares of preferred stock are issued and outstanding, and (iii) [no shares of Parent Preferred Stock or preferred stock are held by the Parent in its treasury].  No other shares of capital stock or other voting securities of the Parent are issued, reserved for issuance, or outstanding.  All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid, and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right under any provision of the Nevada Revised Statutes, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.  There are no bonds, debentures, notes, or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Preferred Stock may vote (“Voting Parent Debt”).  Except as set forth in the Parent SEC Documents, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements, or undertakings of any kind to which the Parent is a party or by which it is bound (i) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered, or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (ii) obligating the Parent to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.   Except as set forth in the Parent SEC Documents, the Parent is not a party to any agreement granting any security holder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such security holder under the Securities Act.

SECTION 4.04.  Authority; Execution and Delivery; Enforceability.  The execution, delivery and performance by the Parent and Merger Sub of the Transaction Documents and the consummation by the Parent and Merger Sub of the Transactions have been duly authorized and approved by the Board of Directors of the Parent (on behalf of Parent and Merger Sub) and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement and the Transactions. Each Transaction Document executed by the Parent or Merger Sub constitutes a legal, valid, and binding obligation of the Parent and Merger Sub (as applicable), enforceable against the Parent and Merger Sub in accordance with the terms thereof.

SECTION 4.05.  No Conflicts; Consents.

(a) The execution, delivery and performance by the Parent and Merger Sub of this Agreement, does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated, or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent or Merger Sub under, any provision of (i) the Parent Charter Documents, (ii) Merger Sub Charter Documents; (iii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound, or (iv) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or Merger Sub or its properties or assets, other than, in the case of clauses (ii) and (iv) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than with respect to Parent the (A) filing with the SEC of reports under Sections 13 and 16 of the Exchange Act, and (B) filings under state “blue sky” laws, as each may be required in connection with this Agreement and the Transactions.

SECTION 4.06.  SEC Documents; Undisclosed Liabilities.

(a) The Parent has filed all documents required to be filed by the Parent with the SEC pursuant to Sections 13 and 15 of the Exchange Act, as applicable (the “SEC Documents”, and all such documents filed with the SEC in the past two (2) years, the “Parent SEC Documents”).

(b) As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present the financial position of Parent as of the dates thereof and the results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Parent SEC Documents, the Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) required by GAAP to be set forth on a balance sheet of the Parent or in the notes thereto.  The Parent SEC Documents set forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof.

(d)  No Finder’s Fee.  Parent has not created any obligation (on behalf of itself or Merger Sub) for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

(e)  Absence of Certain Changes or Events.  Except as disclosed in the Parent 0SEC Documents, from the date of the most recent audited financial statements included in the Parent SEC Documents to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(f) any change in the assets, liabilities, financial condition, or operating results of the Parent from that reflected in the Parent SEC Documents, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(g) any damage, destruction, or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(h) any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(i) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(j) any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(k) any material change in any compensation arrangement or agreement with any employee, officer, director, or stockholder;

(l) any resignation or termination of employment of any officer of the Parent;

(m) any mortgage, pledge, transfer of a security interest in, or lien, created by the Parent, with respect to any of its material properties or assets, except liens (i) for taxes not yet due or payable, (iii) that arise in the ordinary course of business and (iii) that do not materially impair the Parent’s ownership or use of such property or assets or would not cause or be reasonably expected to cause a Parent Material Adverse Effect;

(n) any loans or guarantees made by the Parent to or for the benefit of its employees, officers, or directors, or any shareholders of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(o) any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(p) any alteration of the Parent’s method of accounting or the identity of its auditors;

(q) any issuance of equity securities to any officer, director, or affiliate; or

(r) any arrangement or commitment by the Parent to do any of the things described in this Section 4.08.

SECTION 4.07.  Taxes.

(a) The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent.  The Parent is not bound by any agreement with respect to Taxes.

SECTION 4.08.  ERISA Compliance; Excess Parachute Payments.  The Parent does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Parent.

SECTION 4.09.  Litigation.  Except as disclosed in the Parent SEC Documents, there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Parent Preferred Stock, or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect and neither the Parent nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 4.10.  Compliance with Applicable Laws.  Except as disclosed in the Parent SEC Documents, the Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions, and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Except as set forth in the Parent SEC Documents, the Parent has not received any written communication during the past two (2) years from a Governmental Entity that alleges that the Parent is not in compliance with any applicable Law.  The Parent is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.11.  Contracts.  Except as disclosed in the Parent SEC Documents, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations, or prospects of the Parent taken as a whole.  The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.12.  Title to Properties.  The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens and except for Liens that, in the aggregate, do not and will not result in a Parent Material Adverse Effect.  The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.

SECTION 4.13.  Intellectual Property.  The Parent owns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Parent taken as a whole.

SECTION 4.14.  Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent which would reasonably be expected to result in a Parent Material Adverse Effect.

SECTION 4.15.  Transactions With Affiliates and Employees.  Except as set forth in the Parent SEC Documents, none of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers, and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, or partner.

SECTION 4.16.  Application of Takeover Protections.  The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement), or other similar anti-takeover provision under the Parent’s Charter Documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Parent Preferred Stock and the Shareholders’ ownership of the Parent Preferred Stock.

SECTION 4.17.  No Additional Agreements.  The Parent does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

SECTION 4.18.  Investment Company.  The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.19.   Discharge of Implied Warranties.  Parent represents to Seller that Parent has performed extensive due diligence and investigations with respect to the Company with the intention of forming its own conclusions regarding the condition (financial and otherwise), value, property, liabilities, contacts, contingencies, prospects, risks, and other incidents of the Company’s business in response to the parties’ express intention and agreement that as of the Closing the sale hereunder shall be without representation or warranty of any kind (express or implied) regarding Company.

SECTION 4.20.   Solvency.  Immediately after the consummation of the Transactions, (a) the aggregate fair value of the assets of  Parent will exceed their aggregate Indebtedness and other liabilities, subordinated, contingent or otherwise (as determined on a consolidated basis), (b) the aggregate present fair saleable value of the property of  Parent will be greater than the aggregate amount that will be required to pay their probable obligations of Indebtedness and other liabilities, subordinated, contingent or otherwise, as such Indebtedness and other liabilities become absolute and matured (as determined on a consolidated basis), and (c)  Parent will be able to pay their respective Indebtedness and other liabilities, subordinated, contingent or otherwise, as such Indebtedness and other liabilities become absolute and matured.

SECTION 4.21.   Interim Operation of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated hereunder.  Merger Sub has engaged in no other business activities and Merger Sub has conducted its operations only as contemplated hereby.

ARTICLE V

Deliveries

SECTION 5.01.  Deliveries of the Company and the Shareholders.

(a) Unless such deliveries are waived by Parent, in whole or in part, at Closing as a further condition thereof, concurrently with the Closing, (1) the Company shall deliver to the Parent: (A) this Agreement executed by all of the Shareholders as such Shareholders are constituted on the date of Closing; (B) fully executed subscription agreements; and (C) all such other evidence of the ownership of the Company Shares as reasonably required by Parent and (2) that upon Closing, the Shareholders shall have the right to receive the Parent Preferred Stock; and such persons shall be the only owners of the Company Shares (or any other ownership interest of any class or character) of the Company.

(b) At or prior to the Closing, (i) [the Shareholders shall deliver to the Parent certificates representing the Shareholders’ Company Shares along with duly executed stock powers for transfer to the Parent], and (ii) Michael Holbrook, the Chief Executive Officer of the Company (“Mr. Holbrook”), shall deliver a Leak-Out and Lockup Agreement, (the “Lockup Agreement”), which Lockup Agreement may only be released by the Board of Directors of Parent.

(c) At or prior to the Closing, Mr. Holbrook shall enter into and deliver to Parent that certain Employment Agreement (the “Employment Agreement”) and that certain Indemnification Agreement  (the “Indemnification Agreement”).

(d) Evidence of the resignation of the members of the Company’s Board of Directors and the Company’s officers, effective as of the Effective Time.

(e) A secretary’s certificate of the Company certifying as to the Company Charter Documents and the resolutions of the shareholders of the Company approving the sale and transfer of the Company Shares to Parent.

SECTION 5.02.  Deliveries of the Parent.

(a) At or prior to the Closing, the Parent shall deliver to the Company, evidence of (1) the election of Mr. Michael Holbrook as Chief Executive Officer and Director of the Parent, and approval of the Employment Agreement and Indemnification Agreement relating thereto (2) the election of Messrs Stewart Sytner, Tyler Holbrook, David Wolf and David Frank as a Director(s) of the Parent; and (3) the resignation of Serge Talon as the Parent’s President, Chief Executive Officer and as Chairman of the Parent’s Board of Directors.

(b) At the Closing, the Parent shall deliver to the Shareholders, certificates representing the new shares of Parent Preferred Stock issued to the Shareholders on the Closing Date.

(c) At the Closing, Parent shall deliver the Employment Agreement, the Indemnification Agreement [and the Lockup Agreement], duly executed by the Parent.

(d) A secretary’s certificate of the Parent certifying as to the Parent’s Charter Documents and the resolutions of the Parent’s Board of Directors approving the Transactions, including, without limitation, the purchase of the Company Shares and the issuance of the Parent Preferred Stock.

ARTICLE VI

Covenants

SECTION 6.01.  Audit of Company Financial Statements.  The Company shall deliver to Parent audited financial statements for the Company’s most recently completed last two (2) fiscal years (or portion thereof, as applicable) and unaudited financial statements for any subsequent interim quarterly period no later than 45 days from the Closing Date.

SECTION 6.02.  Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 6.03.  Fees and Expenses.  All fees and expenses incurred by the Company and the Parent in connection with this Agreement and the Transactions contemplated hereunder shall be paid by the Parent, whether or not this Agreement is consummated.

SECTION 6.04.  Financings.  Parent shall use its best efforts to complete a financing to raise an amount equal to approximately $,3,000,000 no later than 120 days from the Closing Date.

SECTION 6.05. Legal Conditions to the Merger.  Each of Parent, Merger Sub, and Company will take all reasonable actions necessary to comply promptly with all legal   that may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other.  Each of Parent, Merger Sub, and Company will take, and will cause its respective subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order, or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Parent or their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

ARTICLE VII

Miscellaneous

SECTION 7.01.  Notices.  All notices, requests, claims, demands, and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:                               Universal Resources
3126 South Boulevard, Suite 264
Edmond, OK  72013
Attention: President

If to the Company, to:	Meekom Gold Exchange and Refinery Corp Limited
3126 South Boulevard, Suite 264
Edmond, OK 72013
Attention: President

If to the Shareholders to each Shareholder at the address set forth on such Shareholder’s signature page hereto.

SECTION 7.02.  Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent, and the Shareholders.  No waiver of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 7.03.  Replacement of Securities.  If any certificate or instrument evidencing any Parent Preferred Stock is mutilated, lost, stolen, or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument.  If a replacement certificate or instrument evidencing any Parent Preferred Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 7.04.  Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, Parent, and the Company will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation, the defense that a remedy at law would be adequate.

SECTION 7.05.  Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 7.06.  Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.07.  Counterparts; Facsimile Execution.  This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and facsimile or electronic delivery of this Agreement is legal, valid, and binding for all purposes.

SECTION 7.08.  Entire Agreement; Third Party Beneficiaries. This Agreement and the Company Disclosure Schedule, together (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions, and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

SECTION 7.09.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without reference to principles of conflicts of laws.  Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the federal or state courts sitting in California and the parties hereby waive any and all rights to trial by jury.

SECTION 7.10. Assignment.  Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Merger Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

 IN WITNESS WHEREOF, the parties hereto have executed and delivered this Securities Exchange Agreement and Plan of Merger as of the date first above written.

The Parent:	The Company:
UNIVERSAL RESOURCES	MEEKOM GOLD EXCHANGE AND REFINERY CORP. LIMITED

By: ____________________________
MICHAEL HOLBROOK, CEO	By:__________________________
MICHAEL HOLBROOK, CEO

Merger Sub:
GIMU ACQUISITION, INC.

By:_____________________________
MICHAEL HOLBROOK, CEO

SHAREHOLDERS

__________________________	_________________________________
BERNARD BERNSTEIN	SAUL BROOKS
26 Brighton A	61 Quail Avenue
Boca Raton, FL 33434	Hewlett, NY11557

BROOKWOOD CONSULTING, LLC
_________________________________
MARTIN CORMIER
By:____________________	615 CR 2933
Its_________________	Alba, TX 75416
3126 South Blvd., Suite 264
Edmond, TX 73013
________________________________
CYNTHIA A. CORNETT
CRITICAL SOLUTIONS, LLC	2405 Stonehenge Drive
Edmond, TX 73034

By:_____________________
Its___________________
2400 N. Douglas Blvd.
Arcadia, OK 73007

_________________________	______________________________
ROERTS B. DANIELS	ANN DESMOND
Park Place Apt 241	4506 Tree Bark Lane
3l Executive Park Drive	High Point, NC27265
Hendersonville, TN37075

__________________________	______________________________
CHARLOTTE EISENBERGER	SANDY EISENBERGER
969 E. 27h Street	______________________________
Brooklyn, NY11210	______________________________

DOMER, LLC

By:________________________	_____________________________
Its ______________________	SETH EISENBERGER
171 Pier Avenue #412	_____________________________
Marina del Rey, CA 90405	_____________________________

________________________
EDITH T. FRAGO-ADP,	_____________________________
P.O. Box 82	CARRIE IDLER
Washington Grove, MD 20880-0082	952 E. 28th Street
Brooklyn, NY11210

HOLSTER INVESTMENTS LLC

By:_______________________
Its_____________________	_____________________________
1209 Territories Drive	MINDY JONES
Edmond, OK73034	1005 Woodland Drive
Norman, OK 73072

__________________________
KORNBLIT, ARTHUR
1030 Crestwood Road
Woodmere, NY11598

___________________________	_______________________________
CRAIG LeBARON	LORI MERMELSTEIN
322 N. State Street	974 E. 27th Street
Hurricane, UT11598	Brooklyn, NY11210

__________________________	_______________________________
ZOHAR PEREG	VICKI PUCKETT
2020 Bent Twig
Edmond, OK 73013

__________________________	________________________________
JOE RESTIVO	ALLAN ROFFE
13209 Shadow Wood Place	289 Meadowview Avenue
Moorpark, CA 93021	Hewlett Bay Park, NY11557

_________________________	SP TEOK, LLC
MORDECHAI RUMPLER
MMM Group Inc.
P.O. Box 190095	By:_____________________________
Brooklyn, NY11219	Its___________________________
3540 South Boulevard, Suite 100
Edmond, OK 73013

__________________________	____________________________
LEON (ARI) SYTNER	TAMAR SYTNER
25 Innes Road	25 Innes Road
Tenfly, NJ 11210	Tenfly, NY 11210

__________________________	____________________________
LISA SYTNER-ZONDER	MICHAEL I. TINNEY
25 Innes Road	261 Highland Terrace
Tenfly, NJ 11210	Norman, OK 73069

__________________________	_____________________________
STEWART SYTNER	SCOTT WAGMAN
One Ipswich Avenue	398 Felter Avenue
Great Neck, NY 11021	Hewlett, NY 11557

TELEY GROUP LLC	TRINITY CAPITAL RESOURCES LLC

By:________________________	By:____________________________
Its________________________	Its_________________________
3016 Garden Vista	132 San Miniato
Edmond, OK 73034	Georgetown, TX 78628

____________________________	______________________________
SEAN WESTERLUND	LARRY WOOD
15016 Big Falls Drive	15 a Lake Humphrey
Marlow, OK	73055

ZABEL FAMILY LIVING TRUST

______________________________
By:_________________________	PIUS K. TABOA
Its_______________________	25 Grafton Street #400
6000 Oak Tree Road	Cairns QLD
Edmond, OK 73025	Australia 4870

____________________________	______________________________
DAVID WOLF	GEORGE NICKELSON
20 Strathmore Road	302-675 West Hastings St.
Great Neck, NY 11023	Vancouver, BC V6B IN2, Canada

____________________________	______________________________
EDDIE PITURARA	DAVID WISEMAN
Parcel No# 191-041-137	1078 Quentin Place
Ranadi Industrial Area, E. Honiara	Woodmere, NY 11598
Honiara, Solomon Islands